Exhibit 5.3
Hogan & Hartson LLP
One Tabor Center, Suite 1500
1200 Seventeenth Street
Denver, CO 80202
+1.303.899.7300 Tel
+1.303.899.7333 Fax
www.hhlaw.com
December 10, 2009
Board of Directors
Hanesbrands Inc.
1000 East Hanes Mill Road
Winston-Salem, NC 27105
Ladies and Gentlemen:
     We are acting as special Colorado counsel to Hanesbrands Direct, LLC, a Colorado limited liability company (the “Colorado Guarantor”), in connection with the proposed public offering by Hanesbrands Inc., a Maryland corporation (the “Issuer”), of up to $500,000,000 in aggregate principal amount of the Issuer’s 8.00% Senior Notes due 2016 (the “Notes”) pursuant to the Issuer’s automatic shelf registration statement on Form S-3 (333-152733) (as amended or supplemented, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on August 1, 2008, under the Securities Act of 1933, as amended (the “Act”). The obligations of the Issuer to pay the principal of, premium, if any, and interest on the Notes will be guaranteed on an unsecured senior basis by the Colorado Guarantor (the “Colorado Guarantee”) and certain other guarantors (such guarantees together with the Colorado Guarantee, the “Guarantees”). The Notes and the Guarantees are to be issued pursuant to the Indenture, dated as of August 1, 2008 (the “Base Indenture”), as supplemented by the Supplemental Indenture, dated as of December 10, 2009 (the “Supplemental Indenture,” and together with the Base Indenture, the “Indenture”) by and among the Issuer, the Colorado Guarantor and the other guarantors named therein, and Branch Banking and Trust Company, as trustee (the “Trustee”).
     This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.
     For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have

Board of Directors
Hanesbrands Inc.
December 10, 2009

assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies, facsimiles and electronic copies). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.
     This opinion letter is based as to matters of law solely on Colorado Limited Liability Company Act, as amended. We express no opinion in this letter as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Colorado Limited Liability Company Act, as amended” includes the statutory provisions contained therein, all applicable provisions of the relevant state constitution and reported judicial decisions interpreting the foregoing.
     Based on and subject to the foregoing, we are of the opinion that:
     1. The Colorado Guarantor is a limited liability company validly existing and in good standing under the laws of the State of Colorado.
     2. The Colorado Guarantor has the limited liability company power to execute, deliver and perform it obligations under the Indenture. The Indenture has been duly authorized, executed and delivered by the Colorado Guarantor.
     3. The Colorado Guarantee has been duly authorized and executed by the Colorado Guarantor.
     This opinion letter has been prepared for your use in connection with the filing by the Issuer of a Current Report on Form 8-K with the Commission on the date hereof, which Form 8-K will be incorporated by reference into the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.
     We hereby consent to the filing of this opinion letter as Exhibit 5.3 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours, HOGAN & HARTSON L.L.P.